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                                                                    Exhibit 4(s)



LIHIR MANAGEMENT COMPANY LIMITED         (LIHIR MANAGEMENT COMPANY LIMITED LOGO)
Manager of Lihir Gold Limited
ARBN 059 005 766

PO Box 789                                     Telephone No: 675 986 5477 (Site)
Port Moresby                                   Facsimile No: 675 986 5424 (Site)
PAPUA NEW GUINEA

9 February 2005

Mr Allan Murray Eagle
34 Dudley Street
Sherwood Qld 4075

RE: GENERAL MANAGER EXTERNAL AFFAIRS & SUSTAINABLE DEVELOPMENT

Dear Murray,

Please find below the details of our offer of employment with Lihir Management Company (LMC).

As discussed we wish you to commence in this role as soon as possible to allow a timely transition with the current incumbent, particularly in respect to the IBP review. While your notice period of 4 weeks to your current employer and the caveats in clause 1.5 apply I wish to move as quickly as we can and have asked our Manager HR to discuss with you arrangements for the earliest possible start date.

Also as discussed, your accommodation on site will be the house currently occupied by the current incumbent.

If the terms and conditions contained in this offer of employment are acceptable to you, please sign on the last page and fax it to the HR Manager, Ian Lewis, on +675 9865 424.

1.   EMPLOYMENT

     1.1 This letter of contract is to confirm our mutual understanding of the terms and conditions of your employment with LMC, as manager of the Lihir operation for and on behalf of Lihir Gold Limited (LGL).

     1.2 Your employment will be as General Manager External Affairs & Sustainable Development reporting directly to the Managing Director. This reporting structure may change with time and circumstances.

     1.3 Except as provided herein, LMC administrative policies and procedures will apply. Policies and procedures may change at LMC discretion and details of


Allan Murray Eagle                                                   Page 1 of 6

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          these will be made available to you.

     1.4 Unless otherwise specified, all amounts of money referred to in this letter of contract are expressed in Australian dollars. Where allowances, remuneration or benefits require an exchange rate to be applied, the rate shall be that determined by LMC. As your salary will be determined on a basis that is net of income tax, LMC will be responsible for the payment of income tax relating to your salary and benefits package with LMC within Papua New Guinea. Any other taxation obligations will be your responsibility.

     1.5 Your employment is subject to medical clearances, approvals from the appropriate authorities in Papua New Guinea, and to your acceptance of the terms and conditions contained in this letter of contract.

2.   REMUNERATION

     2.1 Your salary package will be calculated as follows, with all amounts expressed in Australian Dollars. The Total Net Salary is the amount that will be credited to your bank account free of income taxes levied within Papua New Guinea. This will be paid in equal monthly instalments around the middle of each month.

Base Salary                       160,000
Notional Australian Tax           (63,688)
Notional Net Salary                96,688
Site Allowance            40.00%   64,000
                                  -------
Total Net Salary                  160,688
                                  =======

     2.2 As the basis of your salary is comparative Australian salaries, any changes in Australian tax rates used in the above calculations will be to your account. The Site Allowance is paid free of tax to the individual employee.

     2.3 The Employee Administration Superintendent is to be provided with the details of the bank account(s) into which your salary is to be paid. It is usual to open a local bank account at the BSP Lihir for living expenses.

     2.4 Salaries are reviewed annually in light of the performance of your work duties and cost of living changes.

     2.5 A performance based Short Term Incentive Package (STIP) applies to this role.


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          This is currently based on the STIP scheme provided to Rio Tinto senior executives and for 2005 has a target level of 25% of base although, depending on performance, may be as low as zero. The STIP amount is taxed.

3.   HEALTH BENEFITS

     3.1 Health insurance cover will be provided in line with top-level cover of private medical insurance in Australia. This will cover medical, dental and hospital costs for your family and yourself. Cover for emergency evacuation from Papua New Guinea will also be provided.

4.   SUPERANNUATION

     4.1 You will become a member of Rio Tinto Group Superannuation Fund and this will be on a non-contributory basis. Details of the operation of and benefits under this fund are available from the Employee Administration Superintendent. Contributions to superannuation are based on your Base Salary and currently are at the level of 15% of your base salary.

5.   DEATH, TOTAL AND PERMANENT DISABLEMENT AND ILL HEALTH COVER

     5.1 LMC currently provides death, total and permanent disablement and ill-health cover through the Rio Tinto Superannuation Fund.

6.   WORKERS COMPENSATION

     6.1 Cover for workers compensation will be provided in relation to injury or disease arising directly from, or in consequence of, employment with LMC.

7.   ANNUAL LEAVE

     7.1 You shall be entitled to 30 working days annual leave per annum. In general, LMC does not recognise public holidays, and your leave entitlement reflects the requirement to work on these days. Current practice is to allow time off for Xmas Day, New Years Day and Good Friday.

     7.2 You shall be entitled to annual return business class airfares for yourself and your site resident dependants to your Point of Hire, which shall be Brisbane Airport. This is paid by Air Niugini tickets available at the start of your 11th month of service each year. These tickets are not subject to PNG taxation.

     7.3 In addition, you shall be entitled to return business class airfares for your self and site resident dependants to Melbourne six months after commencing employment, and annually thereafter. This is currently paid in cash (tax paid by LMC) in your fifth month of service.


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     7.4  It is intended that you will take leave at least twice a year for in excess of a week on each occasion and the tickets and payments are subject to you undertaking to take the leave and travel at least once a year to your Point of Hire.

8.   ACCOMMODATION

     8.1 Housing on Lihir will be provided rent-free. Any tax arising from housing benefits will be paid by LMC.

9.   RELOCATION

     9.1 The Company will meet costs relating to storage in Australia of up to 20 cubic metres of personal effects. LMC will also relocate up to 20 cubic meters of personal effects from your Point of Hire to Lihir upon commencement of employment, and the same amount from Lihir to your Point of Hire when your employment ceases.

10.  LONG SERVICE LEAVE

     10.1 Statutory long service leave entitlements will apply.

11.  FAMILY EDUCATION

     11.1 International school primary education will be available for your dependants on Lihir, at no cost to yourself. LMC will meet the costs relating to tuition and boarding fees for secondary education of dependents in Australia, incurred as a result your employment with LMC. Details of LMC policy on school fee assistance are available in the Policy and Procedures Manual.

12.  PHYSICAL EXAMINATIONS

     12.1 Staff will be required to undergo, at LMC expense, a physical examination at a nominated medical practitioner, prior to and during employment. Vaccination, inoculation or prophylactic measures required by law or by LMC, must be adhered to by the employee. You may also be required to undertake a medical examination, at LMC expense, on termination of employment. It is a requirement of the PNG government that a full range of blood tests be taken prior to immigration to PNG, including an HIV test.

13.  CONFIDENTIALITY & DEALINGS IN SECURITIES OF LGL

     13.1 As a senior staff member, you will be subject to rules set by LMC for dealing in securities of LGL. A copy of these rules is available from the Company Secretary. The rules also explain your general duty of confidence to LMC.

14.  CONFLICTS OF INTEREST


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     14.1 It is LMC policy that employees should not engage in any business activity or investment that would lead to a material conflict of interest.

     14.2 Employees are required to declare any business partnership, appointment, investment, property ownership or other activity that may:

          - interfere with the performance of work duties, including the requirement for time during work hours

          - in the eyes of an observer, render the employee unable to make an impartial decision

          - expose the employee to suspicion or claims of conflict of interest from another person

          - rely on the use of employment status of the employee, LMC resources, name, logo or influence to exist

Approval be sought from their Manager before the Employee gives any undertakings. Where approval is not granted and the employee wishes to continue in a conflict of interest situation, then the employee is in breach of their employment conditions.

15.  TERMINATION

     15.1 Termination for Cause

     Failure to answer fully and truthfully all questions on any document to be completed for the Australian or PNG Governments or LMC may result in the termination of your employment. Continuity of employment is based on satisfactory and responsible service. LMC reserves the right to terminate this contract for unsatisfactory performance on the job, or for personal behaviour that reflects adversely on LMC.

     LMC reserves the right to terminate employment without notice and without payment in lieu of notice where a serious breach of LMC policies and procedures occur. This may also be invoked in the event of you being committed or otherwise dealt with under any law relating to mental health, fraud or other material offence.

     15.2 Termination by Notice

     This contract may be terminated by provision of three months notice, either by the employee or by LMC. Should the employee elect to terminate this contract prior to the completion of three months notice, for a reason not acceptable to LMC, any moneys owing and due to the employee may be withheld and offset against any expenses, which are incurred by LMC.

16.  GOVERNING LAW

     16.1 This agreement shall be governed by, and construed in accordance with the laws of the Papua New Guinea.


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17.  AGREEMENT

     17.1 LMC will not be held liable for any change (other than as noted above) in legislation, taxation regulations or exchange rates fluctuations in Papua New Guinea, Australia or any other country that may be your country of origin, which may result in a change to the above contract provisions.

     17.2 Please sign below to show your acceptance of this offer of employment, with the terms and conditions contained herein:

18.  SIGNATURES

     LIHIR MANAGEMENT COMPANY:

     OFFER PREPARED BY:


     ---------------------------------
     IAN LEWIS, HR MANAGER

     OFFER MADE BY:


     ---------------------------------
     NEIL SWAN, MANAGING DIRECTOR

     ---------------------------------
     DATE

     UNDERSTOOD AND ACCEPTED BY:


     ---------------------------------
     ALLAN MURRAY EAGLE

     ---------------------------------
     DATE


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